Exhibit 99.1
Pinnacle Airlines, Inc. Releases March Traffic
Memphis Tenn. (April 6, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for March 2007.
During March, Pinnacle transported 838,430 customers, 12.4% more than the same period in 2006. Passenger Load Factor was 76.1%, a decrease of 0.5 points below March 2006 levels. For the month, Pinnacle flew 508.3 million Available Seat Miles (“ASMs”), a 9.2% increase when compared to the same period in 2006. Pinnacle flew 386.8 million Revenue Passenger Miles (“RPMs”), an increase of 8.5% over March 2006.
For the month, Pinnacle operated 37,298 block hours, a 5.2% increase from the same period in 2006. Cycles were up 5.3% to 22,600. The average length of a Pinnacle flight was 460 statute miles compared to 470 statute miles in March 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
Throughout 2006, Pinnacle completed the conversion of its aircraft operating with 44 seats to 50 seat aircraft. As of March 31, 2007, all aircraft in the Pinnacle Airlines fleet, with the exception of the 15 aircraft added to our fleet during the first quarter, operated with 50 seats. Consequently, Pinnacle ended the month with 139 aircraft compared to 124 for the same month of 2006.
Overall, seat capacity increased 18.8% compared to March 2006, which was driven by the addition of 15 aircraft during the quarter and by the additional seats added to the other 124 aircraft.

	March 2007 Traffic
	2007	2006	Change
Passengers	838,430	745,635	12.4%
Load Factor	76.1%	76.6%	(0.5) pts
ASMs (000)	508,341	465,330	9.2%
RPMs (000)	386,784	356,498	8.5%
Cycles	22,600	21,461	5.3%
Block Hours	37,298	35,455	5.2%

	Year-To-Date Traffic
	2007	2006	Change
Passengers	2,197,430	2,015,258	9.0%
Load Factor	70.3%	72.4%	(2.1) pts
ASMs (000)	1,433,048	1,341,668	6.8%
RPMs (000)	1,007,165	971,806	3.6%
Cycles	63,963	61,265	4.4%
Block Hours	107,013	102,597	4.3%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. As of March 31, 2007, Pinnacle operated an all-jet fleet of 139 Canadair 44-seat and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 4,000 People. For further information, please contact Philip Reed, at 901-348-4257, or visit our web-site at www.pncl.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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